Exhibit 99.1



   Southwest Water Company Reports Second Quarter Financial Results


    LOS ANGELES--(BUSINESS WIRE)--Aug. 9, 2005--Southwest Water Company (NASDAQ:SWWC) today reported record second quarter revenues, operating income and net income from continuing operations. A loss incurred on the sale of a subsidiary in June 2005 resulted in a net loss for the quarter.

    Second Quarter Ended June 30, 2005 Results, Compared with Second
Quarter 2004:

    -- Revenues increased 18 percent to $51.3 million from $43.4 million

    -- Operating income grew 40 percent to $6.5 million, compared with $4.6 million

    -- Net income from continuing operations rose 30 percent to $3.0 million from $2.3 million

    -- Diluted earnings per share from continuing operations totaled $0.15, up from $0.13

    -- Net loss, which includes a $4.8 million after-tax loss on discontinued operations resulting from the sale of Master Tek International, Inc., a subsidiary that provided billing and collection services for multi-family residential properties, was $1.7 million, or $0.09 per diluted share, compared with net income of $2.5 million, or $0.14 per diluted share

    Anton C. Garnier, Southwest Water chairman and chief executive officer, said, "I am pleased that both our Utility Group and our Services Group contributed to record second quarter revenues and operating income. The financial success of our utility acquisition, the favorable impact of new operations, maintenance and management contracts and increased project work were primarily responsible for our improved performance. Additionally, we benefited from our strategy of geographic diversification. While unseasonably wet weather in southern California impacted utility water sales, improved weather conditions in Texas enabled us to overcome that challenge."
    For the second quarter of 2005 compared with the same period a year ago, Utility Group revenues increased by $3.7 million, or 22 percent, to $20.3 million. Monarch Utilities, Inc., acquired in July 2004, added $4.1 million to revenues. This increase was partially offset by a $0.7 million revenue decrease in the company's California utility as a result of significantly higher rainfall during the second quarter of 2005 versus the second quarter of 2004.
    In the Services Group, revenues for the three months ended June 30, 2005 increased $4.2 million, or 16 percent, to $31.0 million, compared with the same quarter in 2004. New contracts, increased project work, the contribution from acquisitions and favorable weather generated higher revenues. The company's showcase reverse osmosis water treatment plant in San Juan Capistrano, California, was substantially complete as of December 31, 2004; therefore, construction-related revenue decreased by $2.0 million for the second quarter of 2005. Southwest Water has begun its 20-year, $20 million contract to operate and maintain the facility.
    Operating income for the second quarter of 2005 increased by $1.9 million compared with the same period in 2004. Services Group operating income improved by $1.4 million and Utility Group operating income increased $0.8 million. Selling, general and administrative expenses increased by $1.4 million, or 23 percent, to $7.4 million compared with the second quarter of 2004. This increase was primarily associated with the expenses of operating newly acquired businesses.
    Interest expense increased by $0.9 million, primarily due to the higher debt level from the acquisition of Monarch Utilities and continued investment in our regulated utility plant and equipment.
    At the close of the 2005 second quarter, Southwest Water sold Master Tek. The $3.7 million after-tax loss on the sale, as well as a $1.1 million loss associated with Master Tek's current year operations and reserves, are reflected in the company's financial statements as discontinued operations.
    Garnier stated, "The sale of Master Tek resulted from a careful and thorough strategic review process. Our Board of Directors and executive team concluded that rate-regulated water and wastewater utilities and contract operations currently offer the potential for a greater return on investment. The performance of our Utility and Services Group companies during the second quarter of 2005 underscores the wisdom of that decision."

    Business Outlook

    With the sale of the Master Tek subsidiary, the company's business outlook for 2005 now includes net income from continuing operations instead of net income. Assuming normal weather conditions for the remainder of the year, the company's business outlook remains unchanged:

    --  Revenues of approximately $195 million

    --  Operating income of $19 million

    -- Net income from continuing operations (instead of net income) of $7.5 million

    --  Utility Group revenues of approximately 42 percent of revenues

    --  Company cash capital expenditures of approximately $20 million

    --  An effective tax rate of 36%

    Conference Call

    The company will provide more detail regarding its second quarter 2005 results and business outlook in a conference call and Web cast to be held today, August 9, 2005, at 4:30 p.m. (Eastern time) and 1:30 p.m. (Pacific time). The conference call can be accessed on the company's Web site at www.swwc.com. For those unable to participate in the live Web cast, a replay will be available shortly after the call on the company's Web site.

    Southwest Water Company provides a broad range of operation, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. Approximately two million people from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

    This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, and the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to changes in regulatory, political, weather, economic, business, competitive, market, environmental and other factors. For example, rainfall can significantly affect the company's financial performance from one quarter to the next. More detailed information about these factors is contained in the company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the company's 2004 Annual Report on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.


FINANCIAL HIGHLIGHTS - SOUTHWEST WATER COMPANY
(unaudited and in thousands, except per share amounts)

                                     Three Months       Six Months
                                         Ended             Ended
                                       June 30,          June 30,
                                    2005     2004     2005     2004
                                   -------- ----------------- --------

Operating revenues                 $51,282  $43,433  $96,513  $81,441

Operating income                     6,490    4,628    7,975    5,251
Net income from continuing
 operations                          3,045    2,346    2,917    2,222
Discontinued operations             (4,788)     ---   (4,902)     ---

Net income (loss)                   (1,743)   2,554   (1,985)   2,572

Earnings (loss) per common share:
 Diluted
     Continuing operations           $0.15    $0.13    $0.14    $0.13
     Net income                     $(0.09)   $0.14   $(0.10)   $0.15
Weighted average outstanding
common shares:
     Diluted                        20,263   18,251   20,135   17,386

NOTE: Per share amounts and weighted average outstanding common shares reflect a 5 percent stock dividend on January 3, 2005.


CONSOLIDATED BALANCE SHEET INFORMATION
                                              June 30,    December 31,
                                                2005         2004
                                            --------------------------

Current assets                                  $53,150       $58,091
Property, plant and equipment, net              312,558       301,835
Total assets                                   $413,371      $404,809

Current liabilities                             $32,894       $35,873
Long-term debt                                  126,620       115,827
Contributions in aid of construction             90,264        89,623
Stockholders' equity                            124,553       126,198
Total liabilities and stockholders' equity     $413,371      $404,809



    CONTACT: Southwest Water Company
             Cheryl L. Clary, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe
             310-279-5970 or 310-279-5969
             www.pondel.com